Exhibit 23.1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

Torch Executive Services Ltd.
124 Minikada Bay
Winnipeg, Manitoba
Canada R2C 0G7

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our Independent Auditors' Report dated August 27, 2003 relating to the financial statements of Torch Executive Services Ltd. at July 31, 2003 which is contained in that Prospectus . Our report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

We further consent to the reference to ourselves under the caption "Experts".

Vancouver, Canada October 9, 2003	/s/ Hoogendoorn Vellmer Hoogendoorn Vellmer Chartered Accountants